Exhibit 99.1

For more information, please contact:

Deb Trevino Getty Images 206.925.6474 deb.trevino@gettyimages.com	Kelly Thompson iStockphoto.com 403.265.3062 x232 kelly@istockphoto.com

Nate Murphy Edelman 206.268.2256 nate.murphy@edelman.com	Kara Udziela Weber Shandwick 503.552.3731 kudziela@webershandwick.com

iStockphoto Joins Getty Images as Explosive Growth Continues

Expansion into Social Media Opens New Markets for Industry Leader

CALGARY, Alberta, Feb 9, 2006— iStockphoto, the world’s leading stock photography community, today announced that it has been acquired by Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content. The acquisition underscores the growing importance of social media and places Getty Images at the forefront of the explosive growth of the imagery industry’s value segment.

“We took a look at where we wanted to go and found Getty Images singularly capable of helping us get there,” said Bruce Livingstone, iStockphoto founder, CEO and president. “This new relationship will greatly extend the reach of our contributors, exposing their work to untapped global markets. By joining Getty Images, we see tremendous room for growth and a chance to bring even more photographers and image buyers together. It’s a very exciting time.”

“We have pioneered most of the important developments in the imagery industry in the last ten years. This time we want to help grow and champion the sort of revolutionary thinking iStockphoto represents as we lead the imagery business to the next stage of growth, serving all markets at every price point,” said Jonathan Klein, Getty Images’ co-founder and CEO. “Getty Images is committed to supporting iStockphoto as a community of participation and innovation.”

iStockphoto will continue operating as a separate brand while gaining access to resources that will help build and expand the community’s global reach. Bruce Livingstone, who pioneered the micropayment stock photography business model, will remain at the helm of iStockphoto.

The acquisition demonstrates that Getty Images recognizes, supports and embraces the power of the culture of participation that is sweeping the Web and is continuing to implement its stated strategy of serving image buyers at all price points on all platforms and in all markets.

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About iStockphoto

iStockphoto, http://www.istockphoto.com, the world’s first, largest and most innovative community marketplace for digital imagery, pioneered the micropayment phenomenon in this industry, enabling buyers to license images for as little as a dollar. In partnership with its members, iStockphoto has turned community into commerce, transforming the digital imagery market by encouraging passionate dialogue and education, while making imagery affordable to businesses that may not have licensed imagery otherwise. iStockphoto is headquartered in Calgary, Alberta, Canada.

About Getty Images

Getty Images (NYSE:GYI) is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

iStockphoto™ is a trademark of iStockphoto Inc. Getty Images™ is a trademark of Getty Images, Inc. All other company or product names are the registered trademarks or trademarks of their respective owners.